UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2015

F.N.B. Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-31940	25-1255406
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12 Federal Street, One North Shore Center, Pittsburgh, Pennsylvania		15212
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	800-555-5455

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of F.N.B. Corporation (the "Company") granted equity incentive awards effective April 1, 2015, to certain executives, including the Company’s named executive officers, with an award of performance-based restricted stock units ("performance-based RSUs") and an award of time-based restricted stock units ("time-based RSUs"), representing sixty-seven percent (67%) and thirty-three percent (33%), respectively, of the total grant date award value for each executive.

The target number of performance-based RSUs awarded to each named executive officer is as follows: Vincent J. Delie, Jr., President and Chief Executive Officer, 51,033 RSUs; Vincent J. Calabrese, Jr., Chief Financial Officer, 18,250 RSUs; Gary L. Guerrieri, Chief Credit Officer, 13,841 RSUs; Timothy G. Rubritz, Corporate Controller and Senior Vice President, 3,538 RSUs; and John C. Williams, Jr., President of FNBPA, 16,733 RSUs. The performance-based RSUs will vest on April 1, 2018, based on the Company’s "Relative Total Shareholder Return" compared to its "Peer Financial Institutions" (each as defined in the Award Agreements). Based on this performance, the named executive officers may earn between 0% - 175% of the target award of the performance-based RSUs.

The number of time-based RSUs awarded to each named executive officer is as follows: Mr. Delie, 25,136 RSUs; Mr. Calabrese, 8,989 RSUs; Mr. Guerrieri, 6,818 RSUs; Mr. Rubritz, 1,743 RSUs; and Mr. Williams, 8,242 RSUs. The time-based RSUs will vest on April 1, 2018, if the named executive officer remained employed by the Company through that date.

The foregoing summaries are qualified in their entirety by reference to the full text of the F.N.B. Corporation Restricted Stock Unit Award Agreement – Performance-Based and the F.N.B. Corporation Restricted Stock Unit Award Agreement – Time-Based, each of which was previously filed with the Securities and Exchange Commission and each of which is incorporated by reference herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. Corporation

April 2, 2015	By:	Vincent J. Calabrese, Jr.

Name: Vincent J. Calabrese, Jr.
Title: Chief Financial Officer